SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

        Date of Report (date of earliest event reported)

September 22, 2003 (September 19, 2003)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733

(State or other jurisdiction of incorporation) (Commission File No.)		(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma               73118

                 (Address of principal executive offices)                            (Zip Code)

(405) 848-8000

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

        Chesapeake Energy Corporation (“Chesapeake”) issued a Press Release on September 19, 2003. The following was included in the Press Release:

3

N e w s R e l e a s e

Chesapeake Energy Corporation
P.O. Box 18496
Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE
SEPTEMBER 19, 2003
CONTACTS:
MARC ROWLAND	TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT	SENIOR VICE PRESIDENT -
AND CHIEF FINANCIAL OFFICER	INVESTOR RELATIONS
(405) 879-9232	(405) 879-9257

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 19, 2003 — Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.035 per share quarterly dividend that will be paid on October 15, 2003 to common shareholders of record on October 1, 2003. Chesapeake has approximately 216 million common shares outstanding.

Chesapeake’s Board has also declared a quarterly cash dividend on Chesapeake’s 6.75% Cumulative Convertible Preferred Stock, par value $.01. The dividend for the 6.75% preferred stock is payable on November 17, 2003 to preferred shareholders of record on November 3, 2003 at the quarterly rate of $0.84375 per share. Chesapeake has 2.998 million shares of 6.75% preferred stock outstanding with a liquidation value of $150 million.

In addition, Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 6.0% Cumulative Convertible Preferred Stock, par value $.01. The dividend for the 6.0% preferred stock is payable on December 15, 2003 to preferred shareholders of record on December 1, 2003 at the quarterly rate of $0.75 per share plus additional dividends payable at an annual rate of 0.5% from September 15, 2003 to the date that the registration of the 6.0% preferred stock is declared effective by the Securities and Exchange Commission. Chesapeake has 4.6 million shares of 6% preferred stock outstanding with a liquidation value of $230 million.

Chesapeake Energy Corporation is one of the five largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company’s Internet address is www.chkenergy.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By: /s/Aubrey K. McClendon
Aubrey K. McClendon
Chairman of the Board and
Chief Executive Officer

Dated: September 22, 2003